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                                                                                                               Exhibit  12
COMPUTATION OF RATIO OF EARNINGS TO
FIXED CHARGES
(IN 000'S OF DOLLARS EXCEPT FOR RATIOS)


                                               Three Months Ended
                                                    March 31,                               Years Ended December 31,
                                               ------------------      ---------------------------------------------------

        EARNINGS                                1996        1995          1995      1994       1993       1992      1991
                                                ----        ----          ----      ----       ----       ----      ----
INCOME BEFORE INCOME TAXES, EXTRAORDINARY
CHARGE, CUMULATIVE EFFECT OF ACCOUNTING
CHANGES AND DISCONTINUED INSURANCE
OPERATIONS                                    $30,507     $33,636      $116,176   $141,146   $133,507   $206,618  $135,220

INTEREST EXPENSE (NET)                          5,925       6,264        26,833     25,378     44,085     62,279    59,097

PORTION OF RENTS REPRESENTATIVE OF
INTEREST FACTOR                                 1,113       1,152         4,511      5,706      9,896      9,021     7,067

AMORTIZATION OF CAPITALIZED INTEREST              457         409         1,878      1,294      3,246      2,807     2,266
                                               ------      ------       -------    -------    -------    -------   -------
      TOTAL EARNINGS                          $38,002     $41,461      $149,398   $173,524   $190,734   $280,725  $203,650
                                               ======      ======       =======    =======    =======    =======   =======


     FIXED CHARGES


INTEREST EXPENSE (BEFORE DEDUCTING
CAPITALIZED INTEREST)                         $6,062      $7,823       $29,056    $33,438    $50,949    $69,042   $68,061


PORTION OF RENTS REPRESENTATIVE OF
INTEREST FACTOR                                1,113       1,152         4,511      5,706      9,896      9,021     7,067
                                              ------      ------       -------    -------    -------    -------   -------

      TOTAL FIXED CHARGES                     $7,175      $8,975       $33,567    $39,144    $60,845    $78,063   $75,128
                                              ======      ======       =======    =======    =======    =======   =======

RATIO OF EARNINGS TO FIXED CHARGES            5.2964      4.6196        4.4507     4.4330     3.1348     3.5961    2.7107
                                              ======      ======       =======    =======    =======    =======   =======

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